Exhibit 10.1

Golub Capital BDC, Inc.

200 Park Avenue, 25th Floor

New York, New York 10166

Re: Investment Advisory Agreement between Golub Capital BDC, Inc. and GC Advisors LLC

This waiver letter agreement (this “Waiver Letter”) to the Fourth Amended and Restated Investment Advisory Agreement, dated as of August 3, 2023 (the “Agreement”), by and between Golub Capital BDC, Inc., a Delaware corporation (the “Corporation”), and GC Advisors LLC, a Delaware limited liability company (the “Adviser”), is made this 16th day of January, 2024.

Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Agreement.

For periods ending on or prior to the earlier of (i) date of the closing of the acquisition of Golub Capital BDC 3, Inc. pursuant to the transactions contemplated by Agreement and Plan of Merger, dated as of January 16, 2024, by and among the Corporation, Park Avenue Subsidiary Inc., Golub Capital BDC 3, Inc., the Adviser and Golub Capital LLC (the “Merger Agreement”), or (ii) the date of the termination of the Merger Agreement, the Adviser hereby agrees to waive in the case of any Incentive Fee, the Incentive Fee calculated in accordance with the Agreement in excess of amounts calculated in accordance with Schedule A hereto.

Except as expressly amended hereby, the Agreement remains in full force and effect.

No waiver of any provision of this Waiver Letter, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by a duly authorized officer of the party to be charged with the waiver or consent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

This Waiver Letter and the Agreement contain the entire agreement of the parties and supersede all prior agreements, understandings and arrangements with respect to the subject matter hereof and thereof. This Waiver Letter shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”). To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

This Waiver Letter may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

[Remainder of Page Intentionally Blank]

Very truly yours,

GC ADVISORS LLC

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	President

ACKNOWLEDGED AND AGREED:

GOLUB CAPITAL BDC, INC.

By:	/s/ David B. Golub
Name:	David B. Golub
Title:	Chief Executive Officer

[Signature page to Waiver Letter to Investment Advisory Agreement]

SCHEDULE A

Calculation of Incentive Fee

Income and Capital Gains Incentive Fee Calculation

Income Component

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the net assets of the Corporation at the end of the immediately preceding calendar quarter, shall be compared to a fixed “hurdle rate” of 2.0% quarterly. For purposes of this calculation, net assets for any period shall be equal to total assets less indebtedness of the Corporation, before taking into account any Incentive Fees payable during such period. Pre-Incentive Fee Net Investment Income used to calculate the income component of the Incentive Fee shall also be included in the amount of the total assets of the Corporation used to calculate the Base Management Fee. For purposes of this calculation, total assets of the Corporation shall exclude cash and cash equivalents and shall include assets purchased with borrowed funds.

The income component of the Income and Capital Gains Incentive Fee Calculation with respect to the Pre-Incentive Fee Net Investment Income of the Corporation shall be calculated for each Performance Period, in arrears, as follows:

•	zero in any Performance Period in which the Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate;

•	100.0% of the Pre-Incentive Fee Net Investment Income of the Corporation with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate until amounts payable to the Adviser pursuant to the Income Incentive Fee equal 15.0% of Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply. This portion of the Pre-Incentive Fee Net Investment Income is referred to as the “catch-up” provision; and

•	15.0% of the amount of the Pre-Incentive Fee Net Investment Income of the Corporation, if any, that exceeds the catch-up provision in any Performance Period.

The sum of these calculations yields the “Income Incentive Fee.” These calculations shall be appropriately adjusted for any share issuances or repurchases during the Performance Period (based on the actual number of days elapsed relative to the total number of days in such Performance Period).

Capital Gains Component

The Capital Gain Incentive Fee shall equal (a) 15.0% of the Capital Gain Incentive Fee Base of the Corporation (as defined below), if any, calculated in arrears as of the end of each calendar year (or upon termination of the Agreement, as of the termination date), commencing with the year ending December 31, 2010, less (b) the aggregate amount of any previously paid Capital Gain Incentive Fee. For purposes of this calculation, the Capital Gain Incentive Fee Base shall equal (1) the sum of (A) the realized capital gains of the Corporation, if any, on a cumulative positive basis from the date of the Corporation’s election to be treated as a business development company through the end of each calendar year (or upon termination of the Agreement as of the termination date), (B) all realized capital losses of the Corporation on a cumulative basis and (C) all unrealized capital depreciation of the Corporation on a cumulative basis, less (2) unamortized deferred financing costs of the Corporation as of the date of calculation, if and to the extent such costs exceed all unrealized capital appreciation on a cumulative basis.

The cumulative aggregate realized capital gains of the Corporation shall be calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Corporation’s portfolio when sold and (b) the accreted or amortized cost basis of such investment. The cumulative aggregate realized capital losses of the Corporation shall be calculated as the sum of the amounts by which (a) the net sales price of each investment in the Corporation’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment. The aggregate unrealized capital depreciation of the Corporation shall be calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gain Incentive Fee calculation date and (b) the accreted or amortized cost basis of such investment.

The sum of the Income Incentive Fee and the Capital Gain Incentive Fee shall be the Incentive Fee.

Limitation on Incentive Fee

Each quarterly Incentive Fee payable on the Income and Capital Gain Incentive Fee Calculation shall be subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap in any Performance Period shall be equal to the difference between (a) the sum of (x) 15.0% of Cumulative Pre-Incentive Fee Net Income Per Share (as defined below) for each Performance Period ending after January 16, 2024 and (y) 20.0% of Cumulative Pre-Incentive Fee Net Income Per Share for each Performance Period ended prior to January 16, 2024 and (b) Cumulative Incentive Fees Paid Per Share (as defined below). To the extent the Incentive Fee Cap is zero or a negative value in any Performance Period, no Incentive Fee shall be payable in that Performance Period. “Cumulative Pre-Incentive Fee Net Income Per Share” shall be equal to the “Pre-Incentive Fee Net Income Per Share” (as defined below) for each Performance Period since April 13, 2010, the effective date of the Corporation’s election to be treated as a business development company. “Pre-Incentive Fee Net Income Per Share” shall be equal to (a) the sum of (i) Pre-Incentive Fee Net Investment Income and (ii) Adjusted Capital Returns (as defined below) for the Performance Period divided by (b) the weighted average number of shares of common stock of the Corporation outstanding during such Performance Period. “Adjusted Capital Returns” for any Performance Period shall be the sum of the realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation for such Performance Period; provided that the calculation of realized aggregate capital gains, realized aggregate capital losses, aggregate unrealized capital depreciation and aggregate unrealized capital appreciation shall not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation resulting solely from the purchase accounting for any premium or discount paid for the acquisition of assets in a merger. “Cumulative Incentive Fees Paid Per Share” is equal to the sum of Incentive Fees Paid Per Share for each Performance Period since April 13, 2010. “Incentive Fees Paid Per Share” for any Performance Period is equal to the Incentive Fees accrued and/or payable by the Corporation for such Performance Period divided by the weighted average number of shares of common stock of the Corporation outstanding during such Performance Period.

If, for any relevant Performance Period, the Incentive Fee Cap calculation results in the Corporation paying less than the amount of the Incentive Fee calculated above, then the difference between (a) the Incentive Fees accrued and/or payable by the Corporation for such Performance Period and (b) the Incentive Fee Cap multiplied by the weighted average number of shares of common stock of the Corporation outstanding during such Performance Period shall not be paid by the Corporation, and shall not be received by the Adviser, as an Incentive Fee, either at the end of such relevant Performance Period or at the end of any future Performance Period.